Exhibit 21

SUBSIDIARIES OF MBIA INC.

Name of Subsidiary	State/Country of Incorporation
CapMAC Holdings Inc.	Delaware
Cutwater Asset Management Corp.	Delaware
Cutwater Colorado Investor Services Corp.	Colorado
Cutwater Holdings, LLC	Delaware
Cutwater Investor Services Corp.	Delaware
Euro Asset Acquisition Limited	England and Wales
LaCrosse Financial Products, LLC	Delaware
LaCrosse Financial Products Member, LLC	Delaware
LatAm Capital Advisors, Inc.	Delaware
MBIA Asset Finance, LLC	Delaware
MBIA Capital Corp.	Delaware
MBIA Global Funding, LLC	Delaware
MBIA Insurance Corporation	New York
MBIA Investment Management Corp.	Delaware
MBIA Mexico, S.A. de C.V.	Mexico
MBIA UK (Holdings) Limited	England and Wales
MBIA UK Insurance Limited	England and Wales
Meridian Funding Company, LLC	Delaware
Municipal Issuers Service Corporation	New York
National Public Finance Guarantee Holdings, Inc.	Delaware
National Public Finance Guarantee Corporation	New York
National Real Estate Holdings of Armonk, LLC	Delaware
Optinuity Alliance Resources Corporation	Delaware
Promotora de Infraestructura Registral, S.A. de C.V. SOFOM ENR	Mexico
Trifinium Advisors (UK) Limited	England and Wales
Trifinium Holdings Limited	England and Wales
Trifinium Services Limited	England and Wales
VNBR Advisors Limited	England and Wales